Exhibit 99.1

FOR IMMEDIATE RELEASE

Ernie R. Krueger to Retire After 12 Years With Mackinac Financial Corporation; Company Announces CFO Succession.

MANISTIQUE, Mich. June 1, 2016 — The Directors of Mackinac Financial Corporation [Nasdaq: MFNC] (Mackinac), the holding company for mBank, announced today that Executive Vice President and Chief Financial Officer, Ernie R. Krueger, will be retiring effective July 31, 2016.  They have appointed mBank Senior Vice President and Managing Director of Retail Branch Banking, Marketing & Special Capital Projects, Jesse A. Deering, to Executive Vice President and Chief Financial Officer of both Mackinac and mBank, effective August 1, 2016.  During the past several months, MFNC’s board of directors and executive management have developed a comprehensive transition plan to ensure a seamless succession. The plan also calls for increased responsibility for current Senior Vice President & Controller, Jennifer Stempki, who has been working in the Finance Department for over 13 years.

Mr. Krueger has served as EVP & CFO of Mackinac and mBank since October, 2006. He joined Mackinac in 2003 as the company’s Senior Vice President and Chief Financial Officer to lead financial and accounting restructuring in preparation for the subsequent growth of the bank and holding company.  Mr. Krueger will remain involved with the company as a consultant for a near term period following his retirement in order to help finalize the transition and assist the company with certain ongoing matters.

“It goes beyond saying how much Ernie has meant to the success of the company since he came here in late 2003 to help lead the finance department with the breadth of his knowledge base. It has been a pleasure working with him. I wish him much enjoyment in retirement and cannot thank him enough for his efforts” said Kelly W. George, mBank President & CEO. “It is a positive reflection of our executive development initiatives when the board, in conjunction with management, feels that we have the talent base and personnel infrastructure to advance staff from within the company into roles such as this. Jesse and Jen will make an excellent team with their combined competencies to lead the finance area as we continue to grow our company’s footprint. They are both very capable given their tenures at the bank as well as their professional and educational backgrounds.”

Mr. Deering joined mBank in 2005 and has over 13 years of banking experience. He holds an undergraduate degree from Albion College and a MBA from the University of Notre Dame.  While at Notre Dame he studied with particular focus in the areas of strategic finance, macroeconomics and change management.  As the company’s Senior Vice President and Managing Director of Retail Branch Banking, Marketing & Special Projects since 2013, he has had direct oversight of mBank’s retail branch banking and marketing departments as well as special corporate finance projects and strategic planning. He has been involved in all aspects of the two recent bank acquisition transactions and the currently pending acquisition including financial modeling, pre-deal expense and accretion analysis as well as post-transaction operational integration of systems and staff. Prior to this role, from 2009 through 2012 he was in charge of all banking related activities in the Southeast Michigan region as the Senior Vice President & Southeast Michigan Executive which included oversight of the regional loan portfolio and overall operations of the region. He has also worked closely with the mBank credit department serving as Assistant Vice President / Senior Credit Administrator in 2008.  Deering is currently a member of the mBank Senior Management Committee, Loan Committee, ALCO Committee, Retail Banking Committee and IT Steering Committee.

“As CFO, Ernie has helped put our company on a strong, stable financial foundation. Ernie’s “big bank” experience, SEC background and accounting knowledge have been invaluable.  He has been a key part of the executive team that built our company to what it is today.  I am greatly thankful for his years of hard work and commitment to the organization” commented Paul D. Tobias, CEO & Chairman of Mackinac.  “Jesse has been a colleague for many years and understands the interworking of our company and culture very well.  We are excited to get him into his new role and working with the rest of the executive team to continue moving the company forward.”

About Mackinac Financial Corporation & mBank

Headquartered in Manistique, Michigan, mBank is the principal subsidiary of Mackinac Financial Corporation whose common stock is traded on the NASDAQ stock market as “MFNC.”  With assets in excess of $870 million, the community bank empowers individuals and small- to medium-sized businesses with smart financing and depository solutions for peace of mind.

Forward-Looking Statements

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Mackinac intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions.  Forward-looking statements which are based on certain assumptions and describe future plans, strategies, or expectations of Mackinac, are generally identifiable by use of the words “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project”, or similar expressions. Certain risks and uncertainties, including those specified in Mackinac’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) should be considered in evaluating forward-looking statements.  Further information concerning the Mackinac and its business, including additional factors that could materially affect Mackinac’s financial results, is included in Mackinac’s filings with the SEC.  All forward-looking statements contained in this release are based upon information presently available and Mackinac assumes no obligation to update any forward-looking statements.

# # #